Date and Time: October 11, 2005 05:29 PM Pacific Time

BRITISH COLUMBIA Ministry of Finance	Mailing Address:	Location:
Corporate and Personal	PO BOX 9431 Stn Prov Govt.	2nd Floor - 940 Blanshard St.
Property Registries	Victoria BC V8W 9V3	Victoria BC
www.corporateonline.gov.bc.ca		250 356-8626

Notice of Alteration FORM 11 BUSINESS CORPORATIONS ACT Section 257

Filed Date and Time: Alteration Date and Time:

October 11, 2005 05:29 PM Pacific Time

Notice of Articles Altered on October 11, 2005 05:29 PM Pacific Time

NOTICE OF ALTERATION
Incorporation Number:	Name of Company:
BC0175795	INTERNATIONAL TOWER HILL MINES LTD.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

PRE-EXISTING COMPANY PROVISIONS

The company has resolved that the Pre-existing Company Provisions no longer apply to this company.

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